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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

US ECOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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US ECOLOGY, INC.
300 E. Mallard Drive, Suite 300
Boise, Idaho 83706
208-331-8400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Mountain Daylight Time on Thursday, May 30, 2013
PLACE	Embassy Suites Denver—International Airport 7001 Yampa St., Denver, Colorado 80249
PURPOSE	(1)	To elect five directors to the Board of Directors to serve a one-year term.
	(2)	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2013.
	(3)	To hold a non-binding advisory vote on the Company's executive compensation.
	(4)	To transact other business as may properly come before the meeting or any adjournments or postponements thereof.
RECORD DATE
You are entitled to vote if you were a stockholder at the close of business on April 5, 2013. A list of stockholders will be available for inspection at the Company's principal office in Boise, Idaho for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.
VOTING BY PROXY
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for voting via the Internet. This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will reduce our printing and mailing costs and the environmental impact of the proxy materials. Your vote is important. Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement. Please vote as soon as possible.

Stephen A. Romano
Chairman of the Board of Directors
Boise, Idaho
April 18, 2013

        All Stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and elect to revoke your proxy.

        PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

US ECOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2013

PROXY STATEMENT

        The Board of Directors ("Board" or "Board of Directors") of US Ecology, Inc. ("Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 30, 2013, at 8:00 a.m. Mountain Daylight Time, at the Embassy Suites Denver—International Airport, 7001 Yampa St., Denver, Colorado 80249, including any adjournments or postponements thereof (the "Meeting" or the "Annual Meeting"). We intend to mail a Notice Regarding the Availability of Proxy Materials ("Notice") and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting on or about April 18, 2013.

PROXY SOLICITATION AND VOTING INFORMATION

        In accordance with the rules and regulations adopted by the Securities and Exchange Commission ("SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish proxy materials, including this Proxy Statement, the proxy card and the Company's Annual Report on Form 10-K for the year ended December 31, 2012 ("Annual Report"), to our stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will inform stockholders how they may access and review all of the proxy materials. The Notice will also inform stockholders how to submit a proxy through the Internet. If you wish to receive a paper copy or e-mail copy of your proxy materials, please follow the instructions in the Notice for requesting such materials. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for any Internet access charges you may incur.

        If you are a stockholder of record, you may vote in person at the Annual Meeting. A ballot will be provided to you upon your arrival. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet, by telephone or by mail. The procedures for voting by proxy are as follows:

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  To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

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  To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

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  To vote by proxy using a mailing card (if you received a printed copy of these proxy materials by mail), complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

        All shares represented by duly executed proxies on the accompanying form received prior to the Meeting will be voted in the manner specified therein. Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy. For any matter for which no choice has been specified in a duly executed proxy, the shares represented will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company's independent registered public accounting firm, FOR the compensation as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement and, with respect to any other business that may properly come before the Meeting, at the discretion of the persons named in the proxy.

        The Company is providing Internet proxy voting to allow you to vote your shares on-line using procedures designed to ensure the authenticity and correctness of your voting instructions. If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on May 29, 2013, to be counted.

        The Annual Report is being furnished with this Proxy Statement to stockholders of record as of April 5, 2013. The Annual Report does not constitute a part of the proxy solicitation material except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

        The Board of Directors of the Company fixed April 5, 2013 as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date there were 18,410,349 shares of common stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (5), multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses. For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting. If any stockholder has given such notice, all stockholders may cumulatively vote. The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees. The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy in favor of the director nominees identified herein.

        The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. In accordance with the Company's Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters. Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting, but are counted for purposes of determining whether a quorum is present.

CORPORATE GOVERNANCE

        In accordance with the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although the Company's non-employee directors are not involved in day-to-day operations, they are kept informed of the Company's business through written financial and operations reports and other documents provided to them from time to time by the officers of the Company, as well as by operating, financial and other reports presented by the officers of the Company in preparation for, and at meetings of, the Board of Directors and the three standing committees of the Board of Directors.

        The Board of Directors is ultimately responsible for the Company's corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002.

        The Board of Directors has adopted a Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executive Officers as well as a Code of Ethics for Directors (collectively the "Codes of Ethics"), which have been filed with the SEC and posted on the Company's website at www.usecology.com. Please note that none of the information on the Company's website is incorporated by reference in this Proxy Statement. There have been no waivers to the Codes of Ethics since their adoption. Any future waivers or changes would be disclosed on the Company's website.

        Independence.    The Company is required by NASDAQ listing standards to have a majority of independent directors. The Board of Directors has determined that each of the Company's present six directors are independent as defined by the applicable NASDAQ standards. The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. Mr. Poling is not standing for re-election at the Meeting.

        Meetings of the Board of Directors.    During the year ended December 31, 2012, the Board of Directors held four regularly scheduled meetings. Five special meetings of the Board were also held. Each of the directors attended at least 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by the committees on which he served. Director attendance at the Annual Meeting of Stockholders is encouraged but not required. All directors who stood for election at the 2012 Annual Meeting of Stockholders on May 17, 2012 attended that meeting. It is the policy of the Board to hold regular executive sessions where non-employee directors meet without management participation. The Board of Directors met in executive session without management present at all regularly scheduled Board of Directors meetings in fiscal year 2012.

        Risk Oversight.    The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value while managing risk. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to understand and manage those risks, but also evaluating what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company's business strategy is a key part of its assessment of management's risk tolerance and determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the Company's Audit Committee. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, committees of the Board also have responsibility for certain aspects of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls. In setting compensation, the Compensation Committee strives to create incentives and equity ownership programs that will align the interests of management with stockholders and encourage an appropriate level of risk-taking behavior consistent with the Company's business strategy. The Audit Committee conducts an annual assessment of the risk management process and reports its findings to the Board.

        Committees of the Board of Directors.    The three standing committees of the Board of Directors are the Audit, Corporate Governance and Compensation Committees.

        Audit Committee—The current members of the Audit Committee are Messrs. Barnhart, Fox and Poling. Mr. Fox is the chairman. The Audit Committee, which met six times in 2012, has duties that include the following:

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  Reviews the proposed plan and scope of the Company's annual audit, as well as the audit results, and reviews and approves the selection of and services provided by the Company's independent registered public accountant and its fees;

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  Meets with management to assure the adequacy of accounting principles, financial controls and policies;

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  Reviews transactions that may present a conflict of interest on the part of management or individual directors;

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  Meets at least quarterly to review financial results, discuss financial statements and SEC reporting and make recommendations to the Board;

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  Oversees enterprise-wide approach to risk management;

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  Monitors dividend policy and confirms that cash flows are sufficient to support dividend payments prior to declaration; and

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  Reviews the independent registered public accountant's recommendations for internal controls, adequacy of staff and management performance concerning audit and financial controls.

        The Board of Directors has determined that each of Messrs. Barnhart, Fox and Poling meet the independence requirements for Audit Committee service set forth in the applicable rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that Messrs. Fox and Poling qualify as "audit committee financial experts" as defined in Item 407 of Regulation S-K. Effective as of the Annual Meeting date, an independent director will be appointed to replace Mr. Poling as a member of the Audit Committee. The written charter for the Audit Committee is available on the Company's website at www.usecology.com.

        Corporate Governance Committee—The current members of the Corporate Governance Committee are Messrs. Barnhart, Fox and Merrifield. Mr. Barnhart is the chairman. The Corporate Governance Committee, which met six times in 2012, fulfills the requirement of a nominating committee comprised solely of independent directors required by the applicable NASDAQ listing standards. The Corporate Governance Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded. The Corporate Governance Committee charter is available on the Company's website at www.usecology.com. On February 28, 2013, the Corporate Governance Committee recommended and the Board of Directors discussed and unanimously approved the five director nominees standing for election at the Annual Meeting, each of whom the Board of Directors has determined is independent as defined by the applicable NASDAQ standards.

        The Corporate Governance Committee does not have a stated policy with regard to the consideration of diversity in identifying director nominees, but rather evaluates candidates based upon various factors, including, but not limited to:

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  Integrity;

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  Education and business experience;

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  Broad-based business acumen;

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  Understanding of the Company's business, industry and related regulatory environment; and

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  Expertise.

The Company believes that consideration of these and other factors leads to a Board consisting of individuals with viewpoints, professional experience, education, skill and other qualities that contribute to Board heterogeneity. To help maintain the desired level of heterogeneity a "Skills Matrix and Improvement Questionnaire" was distributed to the members of the Board to self-assess skills and experience. These questionnaires were collected by the Chairman of the Corporate Governance Committee who provided a written report to the Corporate Governance Committee and the full Board summarizing the findings of the self-assessment questionnaires. This report was discussed with members of the Corporate Governance Committee who evaluate Board membership to determine whether greater diversity is required in terms of skills and experience when recommending the individuals to be nominated to stand for election at the Annual Meeting of Stockholders. The Corporate Governance Committee also evaluated the performance of the Board as a whole, considering a number of key performance indicators. The written charter for the Corporate Governance Committee is available on the Company's website at www.usecology.com.

        Compensation Committee—The current members of the Compensation Committee are Messrs. Colvin, Merrifield and Poling. Mr. Colvin is the chairman. The Compensation Committee, which met three times in 2012, makes recommendations to the Board concerning employee salaries and incentive compensation, administers and approves grants under the Second Amended and Restated 1992 Stock Option Plan, the Amended and Restated 2005 Non-Employee Director Compensation Plan, the 2006 Restricted Stock Plan and the 2008 Stock Option Incentive Plan, addresses executive compensation and contract matters, recommends director compensation and performs other Board-delegated functions. Effective as of the Annual Meeting date, an independent director will be appointed to replace Mr. Poling as a member of the Compensation Committee. The written charter for the Compensation Committee is available on the Company's website at www.usecology.com.

        Board Leadership Structure.    The Board has separated the positions of Chairman of the Board and the Company's Principal Executive Officer (the "Principal Executive Officer"). Separating these positions allowed the Principal Executive Officer to focus on operating and growing the Company, while allowing the Chairman of the Board to lead the Board and provide advice to management based on his industry and regulatory experience. While the Company's Amended and Restated Bylaws or Corporate Governance Guidelines do not require that the Chairman of the Board and Principal Executive Officer positions be filled by separate individuals, the Board believes that having separate individuals serve as Principal Executive Officer and Chairman of the Board is the appropriate leadership structure for the Company at this time and demonstrates the Company's continuing commitment to strong corporate governance. The Board of Directors recognizes that, depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

        Lead Director.    The Corporate Governance Committee Charter specifies that when the Chairman of the Board also serves as an employee of the Company, the Chairman of the Corporate Governance Committee shall serve as "Lead Director" and, among other things, serve as a liaison between the non-independent chairman and the independent directors; review and approve the schedule, agenda and materials for all meetings of the Board; chair executive sessions of the independent Board members at scheduled Board meetings without the non-independent chairman present; provide consultation and direct communication to major stockholders, if requested; and call special meetings of the independent Board members if needed. For 2012 there was no Lead Director as the Chairman of the Board was not an employee of the Company.

 SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company's proxy materials and for consideration at the 2014 Annual Meeting of Stockholders no later than December 4, 2013. Any such proposals are requested to be submitted to Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

        Stockholders may also submit recommendations for nominees for director to Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706. Recommendations are requested no later than December 4, 2013 for consideration by the Corporate Governance Committee for the 2014 Annual Meeting of Stockholders. In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates. Nominees should reflect suitable expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

        Other stockholder communications to the Board of Directors may be sent at any time to Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706. Management intends to summarize and present all such communications to the Board of Directors.

 ELECTION OF DIRECTORS

PROPOSAL NO. 1

        At the Meeting, the five director nominees receiving the greatest number of votes cast will be elected, provided that each nominee receives a majority of the votes cast. Directors so elected will hold office until the next Annual Meeting of Stockholders or until their death, resignation or removal, in which case the Board of Directors may or may not appoint a successor. It is the intent of the persons named in the proxy, Jeffrey R. Feeler and Eric L. Gerratt, to vote proxies that are not marked to the contrary for the director nominees named below. If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

        The Corporate Governance Committee recommended five directors to stand for election to the Board of Directors. All nominees have agreed to serve if elected. During 2012, the Company did not receive any nominee recommendations from stockholders.

Nominees for Directors

Name	Age	Position with Company	Residence	Director Since
Victor J. Barnhart	70	Independent Director	Lakeland, FL	2008
Joe F. Colvin	70	Independent Director	Santa Fe, NM	2008
Daniel Fox	62	Independent Director	Boise, ID	2010
Jeffrey S. Merrifield	49	Independent Director	Davidson, NC	2007
Stephen A. Romano	58	Chairman of the Board	Niwot, CO	2002

        Victor J. Barnhart joined the Board of Directors in 2008. He also currently serves on the board of directors for GEM Mobile Treatment Services, Inc. and Desert NDT, Inc., each privately held. From 2003 to 2007, Mr. Barnhart served on the board of directors of privately held Power Equipment Maintenance Corp. and served previous to that time on the board of directors of The Brand Companies, NSC Corporation and OHM Corporation, each publicly traded. Mr. Barnhart has over twenty (20) years of senior executive experience in nuclear fuel cycle facility operations, environmental remediation, hazardous and radioactive waste management and industrial and chemical plant services. He previously served as Chief Executive Officer of a number of Waste Management Inc. companies including NSC Corporation, Rust Remedial Services, Chem-Nuclear Systems and The Brand Companies, and held management positions with Westinghouse Electric and Nuclear Fuel Services-Getty Oil.

        The Board of Directors concluded that Mr. Barnhart is qualified to serve as a director because of his extensive knowledge of the hazardous and radioactive waste management industry, over twenty (20) years of broad senior management experience in related industries and experience as a director for several public companies.

        Joe F. Colvin joined the Board of Directors in 2008. He is a former senior executive with more than forty (40) years of experience in the nuclear energy field. Mr. Colvin serves on the board of directors of Cameco Corporation (1999), a public company and the world's largest uranium producer, and the Foundation for Nuclear Studies (2003). He previously served as a director for the American Nuclear Society (2007-2012) and served as its President from 2011-2012. He is also President Emeritus of the Nuclear Energy Institute, Inc. (NEI), serving since 2005 and previously served in various executive positions with the NEI, including President and Chief Executive Officer (1996 to 2005) and Executive Vice President and Chief Operating Officer (1994 to 1996). Mr. Colvin previously held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power Operations. Mr. Colvin served twenty (20) years as a line officer with the U.S. Navy nuclear submarine program.

        The Board of Directors concluded that Mr. Colvin is qualified to serve as a director because of his extensive senior management experience, deep knowledge of the nuclear industry and participation on the boards of large public and private organizations.

        Daniel Fox joined the Board of Directors in 2010. He is a Certified Public Accountant and a full-time lecturer in the College of Business and Economics at Boise State University where he develops and teaches graduate and upper division undergraduate accounting and finance courses. Mr. Fox held various management and leadership positions over a twenty-eight (28) year career at PricewaterhouseCoopers LLP, retiring as a senior partner and the firm's Global Capital Markets Leader in Switzerland. During his public accounting career, Mr. Fox provided a wide range of services to a diverse mix of clients ranging in size from small privately held start-up companies to mature global public companies. He has been a frequent speaker on broad-ranging topics such as impacts of new or proposed auditing, accounting, reporting, regulatory and international financial reporting matters. Mr. Fox also serves on two committees of the Idaho State Board of Accountancy.

        The Board of Directors concluded that Mr. Fox is qualified to serve as a director because of his wide-ranging experience working with audit committees, boards and senior management as well as his knowledge of Generally Accepted Accounting Principles and SEC accounting and reporting gained through his over twenty-eight (28) year career at PricewaterhouseCoopers LLP and activities as a lecturer and speaker on auditing, accounting, finance, reporting and regulatory matters.

        Jeffrey S. Merrifield joined the Board of Directors in 2007. Mr. Merrifield's background includes more than twenty (20) years of diverse experience. Since 2007, he has served as Senior Vice President of the Power Division of Chicago Bridge & Iron Company N.V. (CB&I) (formerly known as the Shaw Group's Power Group). From 1998 to 2007, he served as a two-term Presidential appointee to the U.S. Nuclear Regulatory Commission, a senior Congressional staff member, and a practicing attorney in Washington, D.C. He is a member of the American Nuclear Society and is admitted to the Bar in Washington, D.C. and New Hampshire.

        The Board of Directors concluded that Mr. Merrifield is qualified to serve as a director because of his professional background as an appointee to the U.S. Nuclear Regulatory Commission, a senior Congressional staff member and a practicing attorney, understanding of nuclear and hazardous material regulatory matters and senior executive experience.

        Stephen A. Romano joined the Board of Directors in 2002. He was appointed President and Chief Operating Officer of the Company in October 2001, Chief Executive Officer in March 2002 and Chairman of the Board of Directors in February 2008. Mr. Romano currently serves as Chairman of the Board of Directors. He is also a consultant to the International Atomic Energy Agency on nuclear waste matters. He was an employee of the Company for more than twenty (20) years prior to his retirement in December 2009. Mr. Romano previously worked for the U.S. Nuclear Regulatory Commission, the Wisconsin Department of Natural Resources and EG&G Idaho, Inc. and as an independent consultant on hazardous and radioactive waste management.

        The Board of Directors concluded that Mr. Romano is qualified to serve as a director because of his knowledge and understanding of the Company's operations and his industry, regulatory and government relations experience. In addition, Mr. Romano has demonstrated his leadership abilities and his commitment to the Company while serving in various positions for over twenty (20) years; most recently as Chief Executive Officer.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

        The Audit Committee has selected Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent registered public accountant for the 2013 fiscal year. A Deloitte & Touche representative plans to be present at the Annual Meeting to answer questions and will have an opportunity to make a statement if he or she desires to do so.

        While stockholder ratification of Deloitte & Touche as the Company's independent registered public accountant is not required by the Company's Restated Certificate of Incorporation, Amended and Restated Bylaws or otherwise, the Board is submitting its selection of Deloitte & Touche for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board, in conjunction with its Audit Committee, will further evaluate whether to retain Deloitte & Touche. If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte & Touche. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit, Audit-Related, Tax and Other Fees

        The aggregate fees billed or expected to be billed for the audit of the Company's financial statements for the fiscal years ended December 31, 2012 and 2011 by the Company's principal accounting firm Deloitte & Touche were as follows:

	2012	2011
Audit Fees	$340,000	$320,000
Audit-Related Fees	6,982	—
Tax Fees	33,503	33,202
All Other Fees	—	—

Total Fees	$380,485	$353,202

        Deloitte & Touche prepared an annual engagement letter that was submitted to the Audit Committee for approval for the 2012 audit. The Audit Committee approved all of the non-audit services provided by Deloitte & Touche in fiscal year 2012 in advance of the services being performed. The engagement letter created a contract between the Company and Deloitte & Touche that specified the responsibilities of each party. It was signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer. The Company paid Deloitte & Touche a fixed amount for the annual audit and each quarterly review and for other services agreed to in the engagement letter and subsequent amendments. The Audit Committee believes that Deloitte & Touche's provision of non-audit services has been compatible with maintaining the firm's independence.

        Deloitte & Touche will prepare an annual engagement letter to be submitted to the Audit Committee for approval to perform the 2013 audit. This engagement letter will create a contract between the Company and Deloitte & Touche specifying the responsibilities of each party and will be signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer. The Company will pay Deloitte & Touche a fixed amount for the annual audit and each quarterly review and for any other services agreed to in the engagement letter or subsequent amendments. Any non-audit services will be approved in advance by the Audit Committee to ensure the firm's independence is maintained.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company's independent registered public accounting firm.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

        As required by Section 14 of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis section and accompanying tables of this Proxy Statement. These individuals are referred to collectively in this Proxy Statement as the Company's "Named Executive Officers." The Board of Directors believes it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company's executive compensation program.

        The Company's goal for its executive compensation program is to attract and retain exceptional, highly motivated individuals as executive officers who will provide leadership for the Company's success in dynamic, highly competitive markets. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company's stockholders. The Company believes that its executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation and aligns the long-term interests of its Named Executive Officers with the long-term interests of its stockholders.

        As an advisory vote, this proposal is not binding upon the Company. However, the Board of Directors values the opinions expressed by stockholders in their vote on this proposal and, to the extent that a significant percentage of votes are cast against the compensation of the Named Executive Officers, the Compensation Committee will evaluate potential changes for consideration by the full Board to address the concerns reflected in such votes.

        Accordingly, the Company asks the stockholders to vote on the following resolution:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Company's Named Executive Officers.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also discussed with Deloitte & Touche, the Company's independent registered public accountant for fiscal year 2012, the matters required to be discussed by standards promulgated by the Public Company Accounting Oversight Board ("PCAOB") and the SEC. These include, among other items, the audit of the Company's financial statements. The Audit Committee has reviewed with the independent registered public accountant its judgment as to the quality, not just the acceptability, of the Company's accounting principles, as well as its opinion on the effectiveness of the Company's internal controls over financial reporting.

        The Audit Committee has received written disclosures and the letter from Deloitte & Touche required by the PCAOB Ethics and Independence Rule 3526 relating to the registered public accountant's independence from the Company and its related entities and has discussed with Deloitte & Touche the registered public accountant's independence from the Company. The Audit Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant's independence.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company's earnings release and quarterly report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012, and the fiscal year earnings release and audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. This included discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        Based on the review of the Company's audited financial statements and discussion with management and the independent registered public accountant described above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

        In addition, the Audit Committee, in consultation with executive management, has selected Deloitte & Touche as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte & Touche as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.

        While the Audit Committee has provided oversight, advice and direction regarding the Company's financial reporting process, management is responsible for establishing and maintaining the Company's internal controls, the preparation, presentation and integrity of financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. It is the responsibility of the independent registered public accountant, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States, to opine on the effectiveness of the Company's internal control over financial reporting and to review the Company's unaudited interim financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.

        This report is respectfully submitted by the Audit Committee of the Board of Directors:

AUDIT COMMITTEE Victor J. Barnhart Daniel Fox, Committee Chairman John W. Poling

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the Company's compensation program for the Named Executive Officers for fiscal year 2012. The Company's executive compensation program is performance-based and otherwise designed to ensure that the interests of executive officers are closely aligned with those of stockholders. The Board believes this program is effective in allowing the Company to attract and motivate highly-qualified senior talent capable of delivering outstanding business performance. The following discussion presents the Company's executive compensation program and policies. The Compensation Committee has provided oversight on the design and administration of the Company's program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that it be included in this Proxy Statement. The Company's stockholders overwhelmingly approved our executive compensation program at our last annual meeting, with 12,253,869 votes for approval, 1,994,447 votes against and 155,428 abstentions. Although this vote is non-binding, the Compensation Committee viewed this strong endorsement of our executive compensation decisions and policies as an additional factor supporting the Compensation Committee's conclusion that our existing approach to executive compensation has been successful for the Company.

        The Company's Named Executive Officers for fiscal year 2012 are Jeffrey R. Feeler (President, Chief Operating Officer and Secretary), Eric L. Gerratt (Vice President, Chief Accounting Officer, Chief Financial Officer and Treasurer), Steven D. Welling (Senior Vice President of Sales and Marketing), Simon G. Bell (Vice President of Operations), John M. Cooper (Vice President and Chief Information Officer) and James R. Baumgardner (former President, Chief Executive Officer and Chief Operating Officer). Mr. Feeler was formerly the Company's Vice President, Chief Financial Officer, Treasurer and Secretary. He was appointed as President and Chief Operating Officer as of October 25, 2012. Mr. Gerratt was formerly the Company's Vice President and Controller. He was appointed as Chief Accounting Officer and Chief Financial Officer as of October 25, 2012. Mr. Baumgardner entered into a Separation Agreement and Release to terminate his employment as President, Chief Executive Officer and Chief Operating Officer as of October 25, 2012.

Oversight of the Executive Compensation Program

        The Compensation Committee, which is composed entirely of independent directors, administers the Company's executive compensation program. Committee membership is determined by the Board of Directors. The Compensation Committee has direct responsibility to review and recommend corporate goals and objectives relevant to the compensation of the Company's President, Chief Operating Officer and Secretary (the "President"), evaluate his performance in light of such goals and objectives, and make recommendations regarding his compensation based on this evaluation. The Compensation Committee also reviews the evaluation process and compensation structure for the Company's other officers, including the other Named Executive Officers, and makes recommendations regarding their compensation. The Compensation Committee submits all such recommendations to the Board for approval. The Compensation Committee also administers the Company's program for annual incentive cash payments as approved by the Board of Directors.

Objective of the Executive Compensation Program

        The Company's long-term corporate objective is to create superior value for its stockholders. The objective of the executive compensation program is to attract, motivate, reward and retain highly qualified executive officers with the ability to help the Company achieve this objective. The executive compensation program is designed to provide a foundation of fixed compensation and a significant portion of performance-based compensation to align the interests of the Named Executive Officers with those of the Company's stockholders.

Principles

        The Company believes that in order to meet its goal of increasing stockholder value, compensation must be both reasonable and competitive with what the Named Executive Officers would otherwise obtain if employed elsewhere in a similar position with similar responsibilities. The Compensation Committee believes performance-based executive compensation should reflect value created for stockholders consistent with the Company's strategic goals. The following principles are among those applied by the Compensation Committee:

  •
  Executive compensation programs should support short and long-term strategic goals and objectives;

  •
  Executive compensation programs should reflect the Company's overall value and business growth and reward individuals for outstanding contributions; and

  •
  Short and long-term executive compensation are critical factors in attracting and retaining well-qualified executive officers.

        The Compensation Committee seeks to apply best practices in developing and administering compensation and benefit programs and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance. Examples of actions the Compensation Committee has taken to accomplish this include:

  •
  Periodically rotating Compensation Committee members and the Committee Chairman;

  •
  Reviewing publicly available data on compensation for executive officers in peer group companies;

  •
  Establishing minimum stock ownership requirements for directors, Principal Executive Officer and other senior executives;

  •
  Entering into employment agreements that are intended to better align the interests of executives and other key employees with stockholders; and

  •
  Establishing incentive programs for the Principal Executive Officer and other senior executives.

Role of Executive Officers and Consultants

        While the Compensation Committee determines the Company's overall compensation philosophy and independently recommends compensation of the Principal Executive Officer to the full Board, it consults with the Principal Executive Officer and invites his recommendations with respect to both overall guidelines and specific compensation decisions for the other executive officers. As part of this process, the Principal Executive Officer gathers compensation data for public and sometimes private comparator companies (as identified below). The Compensation Committee then evaluates this and other information and discusses it with the Principal Executive Officer before presenting recommendations to the Board of Directors. While the Compensation Committee has the authority to retain compensation consultants to assist it in evaluating compensation matters, compensation consultants were not utilized for determining fiscal year 2012 compensation levels.

Relevance to Performance

        The executive compensation program emphasizes performance measured by goals that align the interest of executives with those of the Company and its stockholders. For the Named Executive Officers to earn incentive payments, the Company must meet or exceed specified performance targets based on achievement of specified operating income, health and safety and environmental compliance targets, each determined by the Board of Directors to reflect meaningful creation of stockholder value. The incentive program for fiscal year 2012 is addressed in detail under the heading "Elements of Compensation-Annual Short-Term Incentives" of this Proxy Statement. The Compensation Committee may also recommend that the Board grant equity-based compensation based on the Company's performance and the performance of executives and other employees considered for such grants. The Compensation Committee evaluates such grants based on performance considerations and financial impact to the Company, including the effect of dilution on earnings per share.

Competitive Considerations

        The Company reviews relevant market and industry compensation practices, from time to time, in order to determine appropriate overall compensation for the Named Executive Officers. It does so to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure and to better align the Named Executive Officers' interests with stockholders' interests. Peer compensation data and performance metrics are combined with historical compensation information for each Named Executive Officer (other than the Principal Executive Officer) and provided annually to the Compensation Committee by the Principal Executive Officer along with a recommendation for each Named Executive Officer's salary for the succeeding fiscal year. These recommendations are then discussed and acted upon by the Board of Directors.

        In recommending total compensation for the Named Executive Officers for fiscal year 2012, the Compensation Committee reviewed base salary, short-term incentive compensation and equity-based compensation for executive officers with similar responsibilities in an industry-specific peer group consisting of Clean Harbors, Inc.; Energy Solutions, Inc.; Perma-Fix Environmental Services, Inc.; and Waste Management, Inc. (collectively the "Industry Peer Group"). While market capitalization and other financial metrics vary amongst these companies, the Compensation Committee believes the Industry Peer Group is comprised of companies that are most likely to be the Company's competitors for executive talent. Furthermore, the number of participants in the market in which the Company operates is very limited.

        In addition to the Industry Peer Group data and for purposes of determining the salary for Messrs. Feeler, Bell, Welling and Baumgardner, the Compensation Committee utilized data drawn from a peer group consisting of nineteen (19) publicly traded companies, across many industries, which met the following criteria when the analysis was undertaken; market capitalization between $200 million and $400 million, revenue from $75 million to $400 million, return on assets in excess of 10% and total assets from $125 million to $300 million (collectively the "Performance Peer Group"). The Performance Peer Group consisted of:

America's Car-Mart Inc.	Hi Tech Pharmacal Co. Inc.	SciClone Pharmaceuticals Inc.
Astronics Corp.	Integrated Silicon Solution Inc.	Transcend Services Inc.
Atrion Corp.	Keithley Instruments Inc.	US Physical Therapy Inc.
AXT Inc.	Kensey Nash Corp.	United States Lime & Minerals Inc.
Calavo Growers Inc.	Nanometrics Inc.	USA Mobility Inc.
Continucare Corp.	PetMed Express Inc.
Hallador Energy Co.	Rudolph Technologies Inc.

        The position of Vice President of Accounting or Controller (or similar position) did not exist at many of the companies identified in the Performance Peer Group above. As a result, the companies in the table below were instead analyzed to recommend the total compensation of Mr. Gerratt for fiscal year 2012. The Compensation Committee utilized data drawn from this group consisting of twenty-two (22) publicly traded companies, across many industries, having a position of Vice President of Accounting or Controller (or similar position), which had a market capitalization between $200 million and $400 million when the analysis was undertaken.

Alamo Group Inc.	Graham Corp.	Powell Industries Inc.
Ampco-Pittsburgh Corp.	Kratos Defense & Security Solutions Inc.	Rural/Metro Corp.
Assisted Living Concepts Inc.	MaxLinear Inc.	Shoe Carnival Inc.
Beazer Homes USA Inc.	Mercer International Inc.	Star Gas Partners L.P.
Broadwind Energy Inc.	Moneygram International Inc.	Trident Microsystems Inc.
Corcept Therapeutics Inc.	OraSure Technologies Inc.	Young Innovations Inc.
Ducommun Inc.	Panhandle Oil and Gas Inc.
Farmer Brothers Co.	Patriot Transportation Holding Inc.

        The position of Vice President and Chief Information Officer (or similar position) did not exist at many of the companies identified in the Performance Peer Group above. As a result, the companies in the table below were instead analyzed to recommend the total compensation of Mr. Cooper for fiscal year 2012. The Compensation Committee utilized data drawn from this group consisting of nineteen (19) publicly traded companies, across many industries, having a position of Chief Information Officer (or similar position), which had a market capitalization between $200 million and $500 million when the analysis was undertaken.

Apac Customer Services Inc.	Hawaiian Holdings Inc.LQDT	Saia Inc.
Cbeyond Inc.	Liquidity Services Inc.	Stage Stores Inc.
CorVel Corp.	Mac-Gray Corp.	USA Mobility Inc.
Dawson Geophysical Co.	MedQuist Inc.	Vonage Holdings Corp.
eResearch Technology Inc.	Olympic Steel Inc.	West Coast Bancorp
First Bancorp	OMNOVA Solutions Inc.
First Merchants Corp.	Perry Ellis International Inc.

        The Company does not attempt to maintain a certain target percentile within the peer groups. Instead, total compensation for the Named Executive Officers is reviewed for benchmarking purposes to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things, the size of the Company, geographical location, experience of the Named Executive Officers and performance.

Elements of Compensation

        Executive compensation is based on three components: base salary, annual short-term incentive opportunities and equity-based awards. The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company's objectives. The Compensation Committee believes that each compensation element complements the others and that together they serve to achieve the Company's compensation objectives. The Company does not require that a particular component comprise a set portion of the total compensation mix. The Company believes that a significant portion of the compensation should be performance-based, as compared to fixed, and that the performance-based (incentive) compensation should align an executive's interests with those of stockholders. While the Compensation Committee reviews total direct compensation (the sum of base salary, short-term incentive and equity awards) for the Named Executive Officers, it does not have a fixed objective with respect to such total direct compensation.

        Base Salary—The Company provides competitive base salaries to attract and retain executive talent. The Compensation Committee believes a competitive base salary provides a degree of financial stability for the Named Executive Officers. Salaries may also form the basis for other compensation. For example, annual short-term incentive opportunities are calculated as a percentage of base salary. In recommending appropriate base salaries for Named Executive Officers, the Compensation Committee considers, among other factors, (i) performance of the Company and contributing roles of individual Named Executive Officers; (ii) each Named Executive Officer's experience and responsibilities; (iii) the performance of each Named Executive Officer; (iv) other forms of compensation; (v) internal pay alignment and equity; and (vi) executive compensation at peer group companies, taking into account the relative size of the companies. The Compensation Committee does not assign a particular weight to these factors.

        Base salaries for the Named Executive Officers effective as of January 1, 2012 are set forth in the table below.

Name and Principal Position on January 1, 2012	Base Salary Effective on January 1, 2012 ($)
James R. Baumgardner(1) President, Chief Executive Officer & Chief Operating Officer	325,000
Jeffrey R. Feeler Vice President, Chief Financial Officer, Treasurer & Secretary	196,854
Steven D. Welling Senior Vice President of Sales & Marketing	254,748
Simon G. Bell Vice President of Operations	198,660
Eric L. Gerratt Vice President & Controller	165,750
John M. Cooper Vice President & Chief Information Officer	156,520

(1)
On October 25, 2012 the Company and Mr. Baumgardner entered into a Separation Agreement and Release terminating his employment as President, Chief Executive Officer and Chief Operating Officer. See discussion under "Baumgardner Separation Agreement and Release" for more information.

        Effective upon his promotion to President, Chief Operating Officer and Secretary on October 25, 2012, Mr. Feeler's base salary was increased from $196,854 to $255,000, which is his base salary effective January 1, 2013. Similarly, effective upon his promotion to Chief Accounting Officer and Chief Financial Officer on October 25, 2012, Mr. Gerratt's base salary was increased from $165,750 to $188,000, which is his base salary effective January 1, 2013. Effective January 1, 2013, Mr. Bell's base salary was increased from $198,660 to $207,000 and Mr. Cooper's base salary was increased from $156,520 to $162,000. On October 25, 2012, Mr. Baumgardner entered into a Separation Agreement and Release to terminate his employment as President, Chief Executive Officer and Chief Operating Officer. The Separation Agreement and Release is discussed further, below, under "Baumgardner Separation Agreement and Release."

        Annual Short-Term Incentives—Consistent with its commitment to performance-based compensation, the Company has established plans under which Named Executive Officers and other employees are eligible to earn annual incentive cash payments based on Company performance compared to established operating income and other targets ("Cash Incentive"). This Cash Incentive is calculated as a percentage of annual base salary. These percentages are developed by the Compensation Committee according to each person's duties, level and range of responsibility and other compensation and are submitted to the Board of Directors for approval. Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year.

        Effective January 1, 2012 the Compensation Committee recommended and the Board of Directors approved the 2012 Management Incentive Plan ("2012 MIP") for all Named Executive Officers and certain other key employees. Under the 2012 MIP, each Named Executive Officer was eligible to receive an incentive payment for fiscal year 2012 based upon the achievement of three independent objectives: (1) financial; (2) health and safety; and (3) compliance (each a "Plan Objective"). The payout available for achievement of 100% of each Plan Objective was a percentage of the Named Executive Officer's annual base salary ("Target Incentive"). The Target Incentive was originally 75% of base salary for Mr. Baumgardner, 50% of base salary for Mr. Welling, 45% of base salary for each of Mr. Bell and Mr. Feeler and 35% of base salary for each of Mr. Gerratt and Mr. Cooper. With his appointment to President, Chief Operating Officer and Secretary on October 25, 2012, Mr. Feeler's Target Incentive was increased to 50%. With his appointment to Chief Accounting Officer and Chief Financial Officer, Mr. Gerratt's Target Incentive was increased to 40%. The amount available for achievement of a Plan Objective was weighted as a percentage of a Named Executive Officer's Target Incentive and could be earned even if the threshold performance was not met for another Plan Objective.

        The portion of a Named Executive Officer's Target Incentive based on financial performance was scalable beginning with every percentage point over 85% of the Company's Board approved consolidated operating income target ("Base MIP Target") and was weighted at 80% of the Named Executive Officer's Target Incentive ("Finance Target Incentive"). For every percentage point achievement over 85% of the Base MIP Target, up to and including 99% (rounded to the nearest percentage), such Named Executive Officer would earn 5% of his respective Finance Target Incentive. Upon 100% achievement of the Base MIP Target, 100% of the respective Finance Target Incentive would be awarded to the Named Executive Officer.

        In the event the Company exceeded the Base MIP Target, Mr. Baumgardner was eligible for an additional incentive payment in an amount calculated by multiplying his base salary by an additional 3.125% for every 1% increase over the Base MIP Target and the resulting product by 80%. Similarly, Messrs. Welling, Bell, Feeler, Gerratt and Cooper were eligible for an additional incentive payment in an amount calculated by multiplying their respective base salaries by an additional 1.25% for every 1% increase over the Base MIP Target and the resulting product by 80%.

        Metrics for the health and safety objective included a number of training hours achieved based on a sliding scale, maintenance of Occupational Safety and Health Administration ("OSHA") site designations [e.g. Volunteer Protection Program STAR designation and SHARP recognition ("Safety & Health Achievement Recognition Program")], improvement in the number of safety incidents that meet OSHA recordable criteria and improvement in the number of safety incidents that result in an employee having to spend time away from work or be re-assigned to another job function to recover from a work related injury. Each was weighted individually at 2.5% for a total possible 10% of a Named Executive Officer's Target Incentive.

        The metric for the compliance objective was the avoidance of "notices of violation or enforcement" with monetary penalty. The related incentive was earned on a sliding scale based on the dollar amount of the monetary penalty paid or accrued under generally accepted accounting principles and represented up to 10% of a Named Executive Officer's Target Incentive.

        For purposes of the 2012 MIP, as approved by and in the discretion of the Board of Directors, "consolidated operating income" excluded certain extraordinary expenses and was further adjusted to add back the 2012 MIP expense and associated payroll taxes.

        A summary of the 2012 MIP targets is provided below:

Objective/Weight	Target
Financial (80%)—Consolidated Operating Income	$32,273,566
Health and Safety (10%)
Training Hours—As a percentage of regular hours worked (2.5%)	1.3%
OSHA Designation (2.5%)	Maintain Designation
Total Case Rate ("TCR") (2.5%)	=<3.70
Days Away Restricted Time ("DART") (2.5%)	=<1.99
Compliance (10%)—Avoidance of monetary penalty	$0

        The Company's 2012 consolidated operating income, adjusted by adding back certain extraordinary expenses and excluding the 2012 MIP expense and associated payroll taxes, was $44,852,299 or 39% in excess of the Base MIP Target. The Company awarded the Named Executive Officers 100% of their respective Finance Target Incentive for achievement of 100% of the Base MIP Target. Further, because the Company exceeded the Base MIP Target, Mr. Baumgardner was eligible for an additional Cash Incentive payment calculated by multiplying his base salary by 3.125% for every 1% increase over the Base MIP Target and the resulting product by 80%. Similarly, Messrs. Feeler, Welling, Bell, Gerratt and Copper were eligible for an additional Cash Incentive payment calculated by multiplying their respective base salaries by 1.25% for every 1% increase over the Base MIP Target and the resulting product by 80%.

        Since the compliance objective was not achieved in 2012, the Cash Incentive paid to each Named Executive Officer for 2012 did not include the amount related to compliance, or 10% of the Target Incentive amount. Similarly, because the number of safety incidents did not improve during the 2012 fiscal year, which was one of the health and safety factors, the Cash Incentive paid to each Named Executive Officer for 2012 did not include 50% of the amount related to health and safety, or 5% of the Target Incentive amount.

        A summary of the 2012 MIP actual results compared to applicable targets is provided below:

Objective/Weight	Target	Actual	Comment
Financial (80%)	$32,273,566	$44,852,299	Exceeded by 39%
Health and Safety (10%)
Training Hours (2.5%)	1.3%	1.6%	Exceeded Target
OSHA Designation (2.5%)	Maintain Designation	All Designations Maintained	Achieved
TCR (2.5%)	=<3.70	4.55	Did not Achieve
DART (2.5%)	=<1.99	3.79	Did not Achieve
Compliance (10%)	$0	$166,000	Did not Achieve

        The amount paid each Named Executive Officer under the 2012 MIP is set forth in the "Summary Compensation Table" of this Proxy Statement. There was no maximum payout under the 2012 MIP.

        Equity-Based Awards—The Company may grant options to purchase common stock or shares of restricted stock to key employees, including the Named Executive Officers, as part of their total compensation package, pursuant to the Second Amended and Restated 1992 Stock Option Plan, the 2006 Restricted Stock Plan and the 2008 Stock Option Incentive Plan. These awards are consistent with Company compensation principles because they focus the attention of executives on long-term strategic goals through multi-year vesting formulas. This directly aligns the interest of Named Executive Officers with the Company's stockholders because the ultimate value of the stock options and restricted stock depends on the Company's future success to which each Named Executive Officer must contribute over a period of years in order to ultimately vest in or be entitled to exercise such grants. While the Company has the discretion to grant equity-based awards, some grants are required by employment agreements entered into with the Named Executive Officers; see "Equity and Security Ownership Guidelines" below. The value of equity awards granted to Named Executive Officers in 2012 is set forth in the "Summary Compensation Table" and "Outstanding Equity Awards at Fiscal Year-End" table of this Proxy Statement.

        Discretionary Bonuses—The Company may, from time to time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives. The discretionary bonus amount paid each Named Executive Officer is set forth in the "Summary Compensation Table" of this Proxy Statement.

        Other Compensation—Employee benefits are intended to meet current and future health and financial security needs for the executives and their families. Medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan that includes a partial Company match are identical for all full-time regular employees, including officers.

Equity and Security Ownership Guidelines

        Effective January 1, 2010, the Company entered into employment agreements with each of the Named Executive Officers. Included in each agreement are equity ownership requirements to further align the interests of these officers with those of stockholders and to encourage a meaningful long-term contribution to the Company's future financial success. Each agreement requires the Named Executive Officers to acquire and hold a minimum amount of the Company's common stock with a value calculated based on the greater of cost basis or market value and maintain such investment level in the Company throughout the remainder of the contract term. All Named Executive Officers who were employees of the Company on December 31, 2012 were in compliance with the stock holding requirement as of December 31, 2012. Each of the agreements provides for three annual equity awards of restricted stock vesting over twelve (12) months and options to purchase the Company's common stock vesting over thirty-six (36) months. In years 2010, 2011 and 2012 equity awards were automatically granted the third full trading day after the announcement of the Company's full year fiscal year earnings for the preceding year and priced based on the closing market price on the day of grant. Automatic equity grants were included in the employment agreements primarily as a retention mechanism during a time of management transition and concluded with the equity grant in February 2012. Future grants will be determined based on a variety of measures including Company performance, individual performance, compensation surveys and other measures. The following table summarizes equity holding requirements and automatic annual equity awards as set forth in the respective employment agreements and in effect as of December 31, 2012.

Named Executive Officer	Minimum Equity Holding Requirement 12/31/10(1) ($)	Minimum Equity Holding Requirement 12/31/11(1) ($)	Minimum Equity Holding Requirement 12/31/12(1) ($)	Annual Restricted Stock Award ($)	Annual Stock Option Award ($)
Jeffrey R. Feeler	43,000	86,000	129,000	45,000	45,000
Steven D. Welling	57,500	115,000	172,500	50,000	50,000
Simon G. Bell	43,000	86,000	129,000	45,000	45,000
Eric L. Gerratt	37,500	75,000	112,500	25,000	25,000
John M. Cooper	35,000	70,000	105,000	25,000	25,000
James R. Baumgardner	600,000	600,000	600,000	100,000	100,000

(1)
Common stock ownership includes shares over which a Named Executive Officer has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. If, during the term of employment, the Named Executive Officer fails to maintain his equity ownership requirement, the vesting of all previously granted but unvested equity grants will terminate and the officer will not qualify for future equity grants. Equity ownership requirements for each of the Named Executive Officers employed on December 31, 2012 were satisfied as of December 31, 2012.

Severance Arrangements

        In addition to establishing salaries, equity grants and ownership requirements, the employment agreements described above establish the rights of the Named Executive Officers in the event of a termination or change of control. Under these agreements each Named Executive Officer is entitled to certain payments and benefits in the event of a termination or change of control. The Compensation Committee believes these protections are an effective tool for attracting and retaining key employees and are reasonably similar to those of other companies. For more information on potential severance payments and change of control benefits, refer to the "Potential Payments Upon Termination or Change of Control" section of this Proxy Statement.

Risk Considerations

        The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk-taking. While the performance-based Cash Incentive awards focus on achievement of annual goals, the Company's incentive program is one element of the executive officers' total compensation. The Compensation Committee believes that the Cash Incentive program appropriately balances risk and the desire to focus the executive officers on specific short-term goals important to the Company's success, and that it does not encourage unnecessary or excessive risk taking. Further, the Company grants equity awards that focus the attention of executive officers on long-term strategic goals through multi-year vesting formulas and the Company's executive officers own a significant amount of stock in the Company. Such long-term equity awards and ownership interests further reduce the incentive for the Company's executive officers to engage in actions designed to achieve only short-term results. The Company has reviewed its compensation policies and practices for all employees, including the executive officers, and concluded that any risks arising from the policies and programs are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

        U.S. federal income tax generally limits the tax deductibility of compensation the Company pays to its President and Chief Operating Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to such executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company's executive compensation program. Rather, the Company seeks to maintain flexibility in its executive compensation program as to the objectives of the program described above and, accordingly, the Company may be limited in its ability to deduct amounts of compensation from time to time. Accounting rules require the Company to expense the cost of equity grants. Because of equity expensing and the impact of dilution on our stockholders, we closely monitor the type of equity awards that are granted and the number and value of the shares underlying such awards.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2012.

        This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE Joe F. Colvin, Committee Chairman Jeffrey S. Merrifield John W. Poling

 SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Jeffrey R. Feeler	2012	208,526	50,000	45,333	45,136	162,377	9,624	520,996
President, Chief Operating	2011	188,499	—	45,304	44,955	126,716	9,538	415,012
Officer & Secretary	2010	172,662	—	44,544	45,200	110,638	6,585	379,629
Steven D. Welling	2012	255,916	42,500	49,275	49,972	207,557	9,714	614,934
Senior Vice President of	2011	246,180	—	50,158	49,815	187,605	9,658	543,416
Sales & Marketing	2010	230,885	—	50,688	50,000	170,946	9,087	511,606
Simon G. Bell	2012	199,606	42,500	45,333	45,136	153,416	9,624	495,615
Vice President of Operations	2011	190,259	—	45,304	44,955	127,878	9,538	417,934
	2010	172,662	—	44,544	45,200	110,638	6,585	379,629
Eric L. Gerratt	2012	170,618	30,000	25,623	24,986	118,238	9,180	378,645
Vice President, Chief	2011	160,168	—	24,270	25,110	100,548	8,995	319,091
Accounting Officer, Chief	2010	150,577	—	24,576	25,200	88,987	5,568	294,908
Financial Officer & Treasurer
John M. Cooper	2012	157,238	25,000	25,623	24,986	107,569	9,126	349,542
Vice President & Chief	—	—	—	—	—	—	—	—
Information Officer	—	—	—	—	—	—	—	—
James R. Baumgardner(1)	2012	326,730	—	100,521	99,944	523,862	38,578	1,089,635
Former President, Chief	2011	301,144	—	100,316	100,035	439,417	10,870	951,782
Executive Officer & Chief	2010	301,155	—	349,842	100,000	407,434	9,711	1,168,142
Operating Officer

(1)
On October 25, 2012 the Company and Mr. Baumgardner entered into a Separation Agreement and Release terminating his employment as President, Chief Executive Officer and Chief Operating Officer. See discussion under "Baumgardner Separation Agreement and Release" for more information.

(2)
The Board approved discretionary cash incentive payments in recognition of financial results for the three and six month periods ended June 30, 2012 in addition to the significant effort undertaken in connection with the acquisition of Dynecol, Inc. that closed on May 31, 2012.

(3)
The amounts listed represent the aggregate grant date fair value of stock awards during the year determined in accordance with FASB ASC Topic 718. The values are determined by multiplying the closing stock price on the date of grant by the number of stock awards. Additional information regarding the awards are disclosed in Note 15 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

(4)
The amounts listed represent the aggregate grant date fair value of awards during the year determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair values of the options are disclosed in Note 15 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

(5)
Represents the amount awarded for performance under the 2010 MIP, 2011 MIP and 2012 MIP.

(6)
Includes contributions the Company made on behalf of each Named Executive Officer under the Company sponsored 401(k) plan, dividends paid on unvested restricted stock, the dollar value of insurance premiums paid by the Company with respect to life insurance and, in the case of Mr. Baumgardner, payment of accrued paid time off. Certain perquisites provided to certain of our Named Executive Officers are not required to be disclosed in the "Summary Compensation Table" because the amount of such benefits do not exceed the applicable disclosure thresholds.

 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth information for each Named Executive Officer regarding estimated payouts of the annual Cash Incentive opportunities granted under their respective incentive plans during the year ended December 31, 2012.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold(1) ($)	Target(2) ($)	Maximum(3) ($)
Jeffrey R. Feeler	2,395	95,815	—
Steven D. Welling	3,184	127,374	—
Simon G. Bell	2,235	89,397	—
Eric L. Gerratt	1,530	61,206	—
John M. Cooper	1,370	54,782	—
James R. Baumgardner	6,094	243,750	—

(1)
Represents the minimum amount to which the Named Executive Officers were entitled based on achieving the 2012 MIP target with the lowest weighted percentage of the Target Incentive.

(2)
Represents the amount to which the Named Executive Officers were entitled based on achieving each of the 2012 MIP targets. For the amount of the Cash Incentive award actually paid, please refer to the "Summary Compensation Table." For additional details regarding the Company's incentive plans, please refer to the "Elements of Compensation—Annual Short-Term Incentives" section of this Proxy Statement.

(3)
In order to reward the highest achievable operating income growth, the Company did not establish a maximum payout level under the 2012 MIP.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company's common stock that had not been exercised and remained outstanding as of December 31, 2012; and (ii) each award of restricted stock that had not vested and remained outstanding as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
Jeffrey R. Feeler	10,000	—		21.74	7/27/2016	—	—
	7,000	—		23.48	12/6/2017	—	—
	20,000	—		20.63	1/2/2019	—	—
	10,358	942	(1)	15.36	3/8/2020	—	—
	6,475	4,625	(2)	16.18	3/10/2021	—	—
	3,112	8,088	(3)	19.71	2/21/2022	—	—
	—	—		—	—	575	13,536
Steven D. Welling	13,000	—		21.74	7/27/2016	—	—
	4,000	—		23.48	12/6/2017	—	—
	20,000	—		20.63	1/2/2019	—	—
	11,458	1,042	(1)	15.36	3/8/2020	—	—
	7,175	5,125	(2)	16.18	3/10/2021	—	—
	3,445	8,955	(3)	19.71	2/21/2022
	—	—		—	—	625	14,713
Simon G. Bell	10,425	—		21.74	7/27/2016	—	—
	7,000	—		23.48	12/6/2017	—	—
	20,000	—		20.63	1/2/2019	—	—
	10,358	942	(1)	15.36	3/8/2020	—	—
	6,475	4,625	(2)	16.18	3/10/2021	—	—
	3,112	8,088	(3)	19.71	2/21/2022	—	—
	—	—		—	—	575	13,536
Eric L. Gerratt	6,667	—		20.27	8/8/2017	—	—
	5,000	—		23.48	12/6/2017	—	—
	10,000	—		20.63	1/2/2019	—	—
	5,775	525	(1)	15.36	3/8/2020	—	—
	3,617	2,583	(2)	16.18	3/10/2021	—	—
	1,722	4,478	(3)	19.71	2/21/2022	—	—
	—	—		—	—	325	7,651
John M. Cooper	10,203	—		21.74	7/27/2016	—	—
	4,000	—		23.48	12/6/2017	—	—
	10,000	—		20.63	1/2/2019	—	—
	5,775	525	(1)	15.36	3/8/2020	—	—
	3,617	2,583	(2)	16.18	3/10/2021	—	—
	1,722	4,478	(3)	19.71	2/21/2022	—	—
	—	—		—	—	325	7,651

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
James R. Baumgardner	693	2,083	(1)	15.36	3/8/2020	—	—
	686	10,291	(2)	16.18	3/10/2021	—	—
	688	17,911	(3)	19.71	2/21/2022	—	—
	—	—		—	—	1,275	30,014

(1)
These stock options, awarded on March 8, 2010, vest monthly over thirty-six (36) months. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates; except in the case of Mr. Baumgardner, whose options vest according to his Separation Agreement and Release.

(2)
These stock options, awarded on March 10, 2011, vest monthly over thirty-six (36) months. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates; except in the case of Mr. Baumgardner, whose options vest according to his Separation Agreement and Release.

(3)
These stock options, awarded on February 21, 2012, vest monthly over thirty-six (36) months. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates; except in the case of Mr. Baumgardner, whose options vest according to his Separation Agreement and Release.

(4)
These restricted stock awards, granted on February 21, 2012, vest monthly over twelve (12) months. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates; except in the case of Mr. Baumgardner, whose restricted stock awards vest according to his Separation Agreement and Release.

(5)
Market Value was calculated by using $23.54, the common stock price on December 31, 2012.

 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information for each Named Executive Officer with respect to the exercise of options to purchase shares of the Company's common stock during the 2012 fiscal year and the vesting of restricted shares during the same period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Jeffrey R. Feeler	—	—	2,617	51,943
Steven D. Welling	—	—	2,858	56,715
Simon G. Bell	—	—	2,617	51,943
Eric L. Gerratt	—	—	1,459	28,974
John M. Cooper	—	—	1,459	28,974
James R. Baumgardner	42,148	216,347	5,798	115,089

(1)
Reflects the product of (i) the number of shares acquired upon exercise of stock options; and (ii) the difference between the exercise price and the closing price per share of the Company's common stock on the day of exercise.

(2)
Reflects the product of (i) the number of shares acquired upon vesting of restricted stock awards; and (ii) the average of the high and low price per share of the Company's common stock on the vesting date.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        Messrs. Feeler, Welling, Bell, Gerratt and Cooper entered into one-year employment agreements with the Company originally expiring on December 31, 2010, but providing for automatic one-year renewal periods unless written notice is provided by either party within sixty (60) days of expiration. Among other things, each agreement establishes a minimum annual base salary and provides for participation in the Company's employee benefit plans, including any management incentive plans. Each agreement also provides for equity ownership requirements to further align the interests of these officers with those of stockholders and to encourage a meaningful long-term contribution to the Company's future financial success.

        The agreements require the Company or its successors to pay or provide certain compensation and benefits to its Named Executive Officers in the event of termination of employment or a change of control. The compensation and benefits payable to the Named Executive Officers in the event of a termination of employment in 2012 are set forth in their respective employment agreements. Upon a termination of employment during 2012, the Company would have been obligated to pay the Named Executive Officers:

  1.
  Any unpaid base salary through the termination date and any accrued vacation;

  2.
  Any unpaid bonus earned for any fiscal year ending on or prior to the termination date;

  3.
  Any un-reimbursed business expenses incurred through the termination date; and

  4.
  All other payments or other benefits the Named Executive Officer may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program or grant.

These payments are referred to below as the "Accrued Obligations."

        Termination—Compensation due a Named Executive Officer in the event of termination from the Company in 2012 was dependent upon the basis for separation.

        For Cause or Without Good Reason—If a Named Executive Officer's employment had been terminated for cause or by a Named Executive Officer without good reason the Company would have paid such Named Executive Officer the Accrued Obligations, other than amounts under any Cash Incentive plan which were forfeited as a result of termination.

        Without Cause or for Good Reason—Had a Named Executive Officer's employment been terminated by the Company without cause or by Messrs. Feeler, Welling, Bell, Gerratt or Cooper for good reason, in addition to the Accrued Obligations, such Named Executive Officer would have been entitled to the following:

  1.
  An amount equal to one year's base salary; and

  2.
  Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twelve (12) months following the termination date.

        A Named Executive Officer's eligibility for receipt of the additional severance benefits above was subject to compliance with confidentiality, work product assignment and non-competition/non-solicitation covenants more specifically described in their respective employment agreements.

        The definition of good reason included, among other things, a material diminution of duties and responsibilities, material diminution in compensation arrangements or employee benefits or any material breach by the Company of the provisions of such employment agreement. Cause was defined as a determination by two-thirds of the members of the Board voting that the Named Executive Officer has (i) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or willful misconduct in the performance of his duties; (ii) engaged in willful conduct the consequences of which are materially adverse to the Company; (iii) materially breached the terms of his employment agreement and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (iv) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

        Death or Disability—Had a Named Executive Officer's employment been terminated due to death, the Company would have paid such Named Executive Officer's estate the Accrued Obligations. Had a Named Executive Officer's employment terminated due to disability, in addition to the Accrued Obligations, such Named Executive Officer would have been eligible to participate in the Company's long-term disability plan on a basis no less favorable to him than other senior employees of the Company.

        Retirement—Had a Named Executive Officer's employment been terminated by retirement, such Named Executive Officer would have been paid his Accrued Obligations, other than amounts under any Cash Incentive plan which were forfeited as a result of termination.

        Based on a hypothetical termination of employment on December 31, 2012, and assuming no event occurred causing the forfeiture of amounts due under the 2012 MIP, the remaining Named Executive

Officers would have been entitled to the amounts set forth in the table on the following page, depending on the basis for termination identified in the first column:

Basis for Termination	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Medical, Hospital, Life Insurance and Disability ($)		Long- Term Disability ($)		Total ($)
Jeffrey R. Feeler
For cause or w/o good reason	41,645	184	162,377	—		—		204,206
W/o cause or for good reason	296,645	184	162,377	14,256	(1)	360	(3)	473,822
Death	41,645	184	162,377	—		—		204,206
Retirement	41,645	184	162,377	—		—		204,206
Disability	41,645	184	162,377	29,564	(2)	90	(4)	233,860
Steven D. Welling
For cause or w/o good reason	42,621	2,416	207,557	—		—		252,594
W/o cause or for good reason	297,369	2,416	207,557	14,256	(1)	360	(3)	521,958
Death	42,621	2,416	207,557	—		—		252,594
Retirement	42,621	2,416	207,557	—		—		252,594
Disability	42,621	2,416	207,557	29,564	(2)	90	(4)	282,248
Simon G. Bell
For cause or w/o good reason	31,680	—	153,416	—		—		185,096
W/o cause or for good reason	230,340	—	153,416	14,234	(1)	360	(3)	398,350
Death	31,680	—	153,416	—		—		185,096
Retirement	31,680	—	153,416	—		—		185,096
Disability	31,680	—	153,416	29,558	(2)	90	(4)	214,744
Eric. L. Gerratt
For cause or w/o good reason	27,059	134	118,238	—		—		145,431
W/o cause or for good reason	215,059	134	118,238	11,054	(1)	360	(3)	344,845
Death	27,059	134	118,238	—		—		145,431
Retirement	27,059	134	118,238	—		—		145,431
Disability	27,059	134	118,238	28,754	(2)	90	(4)	174,275
John M. Cooper
For cause or w/o good reason	25,164	—	107,569	—		—		132,733
W/o cause or for good reason	181,684	—	107,569	9,519	(1)	360	(3)	299,132
Death	25,164	—	107,569	—		—		132,733
Retirement	25,164	—	107,569	—		—		132,733
Disability	25,164	—	107,569	28,380	(2)	90	(4)	161,203

(1)
Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for twelve (12) months.

(2)
Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for three months and short-term disability premium payments for thirteen (13) weeks.

(3)
Assumes payment of long-term disability premiums for twelve (12) months.

(4)
Assumes payment of long-term disability premiums for three months.

        Change of Control—Change of control benefits are intended to encourage cooperation and minimize potential resistance of Named Executive Officers and other key managers to potential change of control transactions that may be in the best interests of stockholders. The cash components of any change of control benefits are paid in a lump sum within forty-five (45) days following the date of the change of control.

        For purposes of the employment agreements, change of control was defined to include any of the following events:

  •
  A merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company's securities shall not constitute a corporate reorganization;

  •
  The sale, transfer, or other disposition of all or substantially all of the Company's assets; or

  •
  Any transaction as a result of which any person is the "beneficial owner", directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding voting securities.

        Assuming a change of control event during 2012, the employment agreements between the Company and Messrs. Feeler, Welling, Bell, Gerratt and Cooper provided for a (i) lump sum payment equal to one year's base salary; and (ii) immediate vesting of all unvested stock options and restricted stock.

        Based on a hypothetical change of control event on December 31, 2012, Messrs. Feeler, Welling, Bell, Gerratt and Cooper would have been entitled to the amounts set forth in the table below.

	Base Salary ($)	Options(1) ($)	Restricted Stock(2) ($)	Total ($)
Jeffrey R. Feeler	290,760	72,723	13,536	377,019
Steven D. Welling	291,491	80,541	14,713	386,745
Simon G. Bell	225,755	72,723	13,536	312,014
Eric. L. Gerratt	210,721	40,456	7,651	258,828
John M. Cooper	178,072	40,456	7,651	226,179

(1)
Assumes the exercise of unvested options granted on March 8, 2010, March 10, 2011 and February 21, 2012 and sale of the underlying common stock at the December 31, 2012 closing market price of $23.54.

(2)
Assumes the sale of all unvested restricted stock on December 31, 2012 at the closing market price of $23.54.

        In order for the Company to be able to fully deduct compensation paid and in order to protect Named Executive Officers from excise taxes, in the event that the severance and other benefits provided for in the employment agreements or otherwise payable to each Named Executive Officer constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Named Executive Officer will receive either the full amount of such severance benefits or such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Internal Revenue Code. After taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, the Named Executive Officer will receive the amount that, on an after-tax basis, results in the greatest amount of severance benefits, notwithstanding that all of some portion of such severance benefits may be taxable under Section 4999 of the Code.

BAUMGARDNER SEPARATION AGREEMENT AND RELEASE

        The Company and Mr. Baumgardner entered into a three-year employment agreement expiring on December 31, 2012. Notwithstanding the employment agreement, on October 25, 2012, Mr. Baumgardner entered into a Separation Agreement and Release to terminate his employment as President, Chief Executive Officer and Chief Operating Officer. Upon his separation from the Company, Mr. Baumgardner was entitled to receive:

  •
  Base salary through the remaining term of his employment agreement that expired on December 31, 2012 (the "Termination Date");

  •
  One year of base salary of $325,000, payable in bi-weekly installments in accordance with regular payroll practices commencing on January 1, 2013;

  •
  Payment of accrued obligations which includes paid time off and reimbursable business expense owed through the Termination Date, payable within forty-five (45) days of the Termination Date;

  •
  Amounts earned under the 2012 MIP payable upon approval by the Compensation Committee of the Board of Directors of final audited 2012 financial statements;

  •
  Continued vesting in restricted stock awards and options to purchase common stock for a period of twelve (12) and fifteen (15) months, respectively, after the Termination Date; and

  •
  Continued medical, hospitalization, life insurance and disability benefits which Mr. Baumgardner was entitled to at the Termination Date (any of which could, in the Company's discretion, be structured as a reimbursement to Mr. Baumgardner of the after-tax cost thereof) for a period of twenty-four (24) months following the Termination Date (or until Mr. Baumgardner receives similar or comparable benefits from a new employer).

        Payment of one year of base salary is payable in bi-weekly installments to align the payment obligations of the Company with Mr. Baumgardner's ongoing obligations under his Separation Agreement and Release, including non-competition, non-solicitation, and non-disparagement. The amounts paid to Mr. Baumgardner in 2012 are provided in the "Summary Compensation Table" of this Proxy Statement.

COMPENSATION OF DIRECTORS

        The Company's Amended and Restated 2005 Non-Employee Director Compensation Plan ("2005 Plan") defines the compensation arrangement for non-employee directors. During 2012, directors who were not employees of the Company or its subsidiaries received an annual fee of $25,000. A non-employee Chairman of the Board was entitled to receive an additional fee of $20,000. Effective November 1, 2012, Mr. Romano's Chairman of the Board fee was increased by $10,000 per month on an interim basis as consideration for providing oversight and assisting Mr. Feeler and the executive management team as needed during a transition period following Mr. Baumgardner's separation from the Company. Chairmen of the Audit and Compensation Committees were entitled to receive an additional fee of $12,000. The Chairman of the Governance Committee was entitled to receive an additional fee of $10,000. On February 28, 2012, the Board amended the 2005 Plan to allow for payment to committee members in the form of (i) an annual cash retainer or (ii) a fee on a per committee meeting basis, as determined by the Board each year. The 2005 Plan was further amended to require a non-employee director who does not complete his or her annual service term, upon which the payment of an annual cash retainer was paid, to reimburse the Company a pro-rata portion of any such retainer. During 2012, Audit Committee members were entitled to a cash retainer of $7,000, Corporate Governance Committee members were entitled to a cash retainer of $3,000 and Compensation Committee members were entitled to a cash retainer of $5,000. Directors also received $2,000 for each Board meeting attended in person and $1,000 for each telephonic meeting lasting more than thirty (30) minutes, including Special Committee meetings. Employee directors receive no additional compensation for their service as directors. Mr. Baumgardner was the only such director during 2012.

        During 2012, non-employee directors also received an equity award issued in the form of restricted stock or options to purchase the Company's common stock worth $25,000 at the time of election or re-election to the Board at the Annual Meeting of Stockholders. Equity awards granted to non-employee directors vest over one year with vesting contingent on attending at least 75% of the regularly scheduled meetings of the Board between the award and vesting dates. All directors met the meeting attendance requirement. All directors are reimbursed for their reasonable travel and other expenses involved in attending Board and committee meetings.

        The Company and Mr. Romano entered into a three-year post-employment consulting services agreement effective January 1, 2010 wherein Mr. Romano would be paid a monthly retainer of $3,000 plus reimbursement of out-of-pocket expenses. Commencing in June 2011, on mutual agreement, his monthly retainer was adjusted to $2,500 per month. Mr. Romano's consulting services agreement was terminated effective November 1, 2012.

        On March 1, 2011, the Board approved amendments to the 2005 Plan and the Company's Corporate Governance Guidelines to reflect a requirement that each non-employee director acquire (through open market purchase, restricted stock grants or exercise of stock options) and hold Company stock equal to three times his or her annual cash retainer. The stock holding value is measured at the higher of cost or market. Each non-employee director must satisfy the holding requirement within three years of first becoming subject to the requirement and, at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. The stock holding requirement is calculated annually at each annual shareholder election and became effective for each serving non-employee director commencing with the May 24, 2011 Annual Meeting. All non-employee directors elected on May 24, 2011 were considered new directors for purpose of the stock holding requirement, regardless of past service. Satisfying the stock ownership requirement is a condition to vesting of all previously unvested and future equity grants. Notwithstanding, a non-employee director who fails to comply with the stock holding requirement will be granted a cure period of ninety (90) days within open trading windows in which to resume compliance.

        Director compensation for the year ended December 31, 2012 for the Company's non-employee directors is set forth in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Stock Option Awards(2) ($)	All Other Compensation ($)		Total ($)
Victor J. Barnhart	86,000	25,140	—	—		111,140
Joe F. Colvin	73,750	25,140	—	—		98,890
Daniel Fox	87,000	25,140	—	—		112,140
Jeffrey S. Merrifield	55,250	25,140	—	—		80,390
John W. Poling	59,250	25,140	—	—		84,390
Stephen A. Romano	101,000	—	24,920	25,000	(3)	150,920

(1)
This amount represents the aggregate grant date fair value of the restricted stock award granted in fiscal year 2012 determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of the grant are disclosed in Note 15 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. The number of shares awarded each of Messrs. Barnhart, Colvin, Fox, Merrifield and Poling in 2012 was 1,500, equivalent to $25,000 divided by the fair market value of the stock on the award date rounded to the nearest 100 shares. The fair market value of the Company's common stock on the award date of May 18, 2012, was $16.76. The aggregate number of stock awards outstanding as of December 31, 2012, for each non-employee director is reported in the supplemental table below.

(2)
These amounts represent the aggregate grant date fair value of the stock option awards granted in fiscal year 2012 determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair values of the options are disclosed in Note 15 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Mr. Romano elected to receive options to purchase 7,000 shares of the Company's common stock, equivalent to $25,000 divided by the Black-Scholes value of an option to purchase one share of the Company's common stock on the award date rounded to the nearest 100 shares. The aggregate number of option awards outstanding as of December 31, 2012, for each non-employee director is reported in the supplemental table below.

(3)
Represents Compensation paid to Mr. Romano pursuant to a three-year post-employment consulting services agreement pursuant to which Mr. Romano was paid a monthly retainer of $3,000 plus reimbursement of out-of-pocket expenses. Commencing with June 2011, on mutual agreement, his monthly retainer was adjusted to $2,500 per month. Mr. Romano's agreement was terminated November 1, 2012.

	Aggregate Number of Shares at December 31, 2012
Name	Restricted Stock Awards (#)	Option Awards (#)
Victor J. Barnhart	1,500	—
Joe F. Colvin	1,500	—
Daniel Fox	1,500	—
Jeffrey S. Merrifield	1,500	12,300
John W. Poling	1,500	—
Stephen A. Romano	—	49,100

        At its February 28, 2013 meeting, the Board approved, as set forth in the table below, the non-employee Board compensation for the 2013-2014 Board service period (May 31, 2013 to the 2014 Annual Meeting of Stockholders). The changes from 2012 will be an increase in the annual cash retainer from $25,000 to $30,000, increase in the annual equity award from $25,000 to $50,000, increase in the Audit Committee Chairman annual fee from $12,000 to $15,000, increase in the Governance Committee Chairman annual fee from $10,000 to $12,000, increase in the Governance Committee member annual retainer from $3,000 to $5,000. These changes resulted from a review of director compensation practices of a peer group consisting of twenty-two (22) publicly traded companies to ensure that the Company's directors are appropriately compensated for their services.

Annual Cash Retainer	$30,000
Dollar Value of Equity Award(1)	$50,000
Non-employee Chairman of the Board(2)	$20,000
Committee Chairman Annual Fee:
Audit Committee	$15,000
Corporate Governance Committee	$12,000
Compensation Committee	$12,000
Committee Cash Retainer, payable quarterly:
Audit Committee	$7,000
Corporate Governance Committee	$5,000
Compensation Committee	$5,000
In-person Board of Directors and Special Committee Meeting	$2,000
Telephonic Board of Directors and Special Committee Meeting	$1,000

(1)
The type of equity award issued will be selected by the non-employee director and can be in the form of restricted stock or options to purchase the Company's common stock. Equity awards will vest over one year with vesting contingent on the non-employee director attending at least 75% of the regularly scheduled Board meetings. Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company's stock on the grant date.

(2)
This fee was temporarily increased by $10,000 per month on an interim basis as consideration for Mr. Romano providing oversight and assisting Mr. Feeler and the executive management team as needed during a transition period following Mr. Baumgardner's separation from the Company.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

        The following tables set forth, as of April 5, 2013, the beneficial ownership of the Company's common stock by (i) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company's common stock; (ii) each of the Company's directors, director nominees and executive officers; and (iii) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, to the knowledge of the Company each beneficial owner identified has sole voting and investment power for the shares indicated. The information provided in the tables below is based on our records, information filed with the SEC and information provided to the Company. Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.

        Beneficial ownership is determined in accordance with SEC rules. Shares of the Company's common stock subject to options exercisable within sixty (60) days of April 5, 2013, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage of beneficial ownership is based upon 18,410,349 shares of common stock outstanding on April 5, 2013.

(a)   Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
The Killen Group, Inc.	1,594,688	(1)	8.7
1189 Lancaster Ave.
Berwyn, PA 19312
Edward F. Heil	1,226,866	(2)	6.7
8052 Fisher Island Drive
Fisher Island, FL 33109
T. Rowe Price Associates, Inc.	1,206,010	(3)	6.6
100 East Pratt Street
Baltimore, MD 21202
BlackRock, Inc.	1,098,682	(4)	6.0
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.	1,000,047	(5)	5.4
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Information obtained solely from Schedule 13G/A filed on February 20, 2013, wherein The Killen Group, Inc. is identified to possess sole voting power of 1,538,796 shares and sole dispositive power of 1,594,688 shares.

(2)
Information obtained solely from Schedule 13G/A filed on February 7, 2012, wherein Edward F. Heil is identified to possess sole voting power and sole dispositive power of 1,226,866 shares.

(3)
Information obtained solely from Schedule 13G/A filed on February 8, 2013, wherein T. Rowe Price Associates, Inc. is identified to possess sole voting power of 212,210 shares and sole dispositive power of 1,206,010.

(4)
Information obtained solely from Schedule 13G/A filed on February 5, 2013, wherein BlackRock, Inc. is identified to possess sole voting power and sole dispositive power of 1,098,682 shares.

(5)
Information obtained solely from Schedule 13G/A filed on February 11, 2013, wherein The Vanguard Group, Inc. is identified to possess sole voting power of 30,946 shares, sole dispositive power of 1,000,047 shares and shared dispositive power of 29,446 shares.

(b)   Directors, Director Nominees and Executive Officers

	Shares Owned	Right to Acquire (Exercisable within 60 days of Record Date)	Total	Percent of Class
Directors and Director Nominees
Victor J. Barnhart	5,000	—	5,000	*
Joe F. Colvin	7,200	—	7,200	*
Daniel Fox	5,680	—	5,680	*
Jeffrey S. Merrifield	4,400	12,300	16,700	*
John W. Poling	1,525	—	1,525	*
Stephen A. Romano	85,735	47,300	133,035	*
Executive Officers
Jeffrey R. Feeler	23,260	60,983	84,243	*
Steven D. Welling	14,039	57,050	71,089	*
Simon G. Bell	18,066	61,408	79,474	*
Eric L. Gerratt	12,320	35,028	47,348	*
John M. Cooper	12,700	3,513	16,213	*
James R. Baumgardner	49,238	4,820	54,058	*
All directors, director nominees and executive officers as a group	239,163	282,402	521,565	2.8

*
Represents less than 1%.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company had no relationships or related transactions with its officers, directors or securities holders of more than 5% that would require disclosure under Securities and Exchange Commission Regulation S-K, Item 404.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 "reporting persons" including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees. The Company is required to disclose in this Proxy Statement each reporting person whom it knows has failed to file any required reports under Section 16 on a timely basis. Based solely on review of Section 16 reports furnished to the Company and written statements confirming that no other reports were required, to the Company's knowledge all Section 16 reports applicable to known reporting persons were timely filed throughout the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2012, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2012, no executive officer of the Company served as:

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company;

  •
  A director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one in writing to the following address: Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706; Telephone: (208) 331-8400. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS

        Management and the Board of Directors of the Company know of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

        A copy of the Company's Annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 or may be accessed on the Internet at: www.usecology.com.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0000174705_1 R1.0.0.51160 US ECOLOGY, INC. LAKEPOINTE CENTRE I 300 E. MALLARD DRIVE, SUITE 300 BOISE, ID 83706 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 01 Victor J. Barnhart 02 Joe F. Colvin 03 Daniel Fox 04 Jeffrey S. Merrifield 05 Stephen A. Romano The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2013. 3. To approve, by non-binding vote, executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000174705_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . US ECOLOGY, INC. Annual Meeting of Stockholders May 30, 2013 8:00 AM MDT This proxy is solicited by the Board of Directors US ECOLOGY, INC. The stockholder(s) hereby appoint(s) Jeffrey R. Feeler and Eric L. Gerratt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of US Ecology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. MDT on May 30, 2013 at the Embassy Suites Denver-International Airport, 7001 Yampa St., Denver, Colorado 80249 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side

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PROXY SOLICITATION AND VOTING INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
CORPORATE GOVERNANCE
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
ELECTION OF DIRECTORS PROPOSAL NO. 1
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL NO. 3
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
BAUMGARDNER SEPARATION AGREEMENT AND RELEASE
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
HOUSEHOLDING
OTHER MATTERS